UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2012 (March 7, 2012)

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

75 Atlantic Avenue, Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Severance Plan

On March 7, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Iron Mountain Incorporated (the “Company”) adopted The Iron Mountain Companies Severance Plan (the “Severance Plan”) and The Iron Mountain Companies Severance Plan Severance Program No. 1 (“Severance Program No. 1”). The Severance Plan, which includes Severance Program No. 1, is part of The Iron Mountain Companies Welfare Plan, a welfare plan subject to ERISA.  The Severance Plan is designed to be the foundation for one or more severance programs that are adopted by Iron Mountain from time to time.  Each severance program defines the actual benefits available in a particular severance scenario.

“Eligible employees” under Severance Program No. 1 are Harold Ebbighausen, Brian McKeon and certain non-executive officers of the Company. In the event an eligible employee is involuntarily terminated by the Company (other than for “Cause,” as defined in the Severance Plan) or in the event an eligible employee quits for “Good Reason,” he or she is generally entitled to the following benefits, among others:

•                                          Cash compensation consisting of one year’s base salary and a bonus payment generally equal to the annual target bonus for the officer for the year of termination multiplied by his or her average payout percentage over the prior three years.

•                                          If a qualifying termination occurs within 18 months of the start date of a Chief Executive Officer that replaces C. Richard Reese, credit for an additional 12 months of vesting service as of the termination date for unvested equity compensation arrangements (including, for example, options and restricted stock units).  Additional months of vesting service will be credited to the extent necessary to fully vest earned but not delivered performance units.

•                                          The Company’s payment of (i) the employer share of the cost of medical and dental coverage until the earlier of (a) the first anniversary the employee’s termination and (b) the date on which COBRA coverage ends, and (ii) outplacement for nine months following termination.

“Good Reason,” as defined in Severance Program No. 1, means that the Company has, without the officer’s consent, (a) materially diminished the sum of his or her base compensation plus target non-equity incentive compensation, (b) required him or her to be based at an office or primary work location that is greater than 50 miles from his or her current office or primary work location or (c) materially diminished his or her responsibilities and/or assigned him or her to duties and responsibilities that are generally inconsistent with his or her position with the Company prior to the change.

The benefits described above are contingent on the employee signing, returning and not revoking a release and confidentiality/noncompetition agreement.  To the extent an employee is entitled to payments under another Company plan, program or arrangement, benefits under the Severance Plan and Severance Program No. 1 are reduced.

The foregoing description of the Severance Plan and Severance Program No. 1 is not complete and is subject to and qualified in its entirety by reference to the Severance Plan and Severance Program No. 1, which are incorporated by reference as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

In addition, on March 7, 2012, the Committee also approved amending Marc Duale’s employment agreement to provide to Mr. Duale severance benefits substantially the same as those provided to other officers pursuant to the Severance Plan and Severance Program No. 1 described above.

Grant of Restricted Stock Units and Performance Units

On March 9, 2012, the Committee granted restricted stock units (“RSUs”) and performance units (“PUs”) under the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended (the “SIP”), to certain employees of the Company, including its named executive officers.  In particular, C. Richard Reese received grants of 77,976 RSUs and 77,976 PUs.  Other than changes in the number of RSUs and PUs granted and in the targets for revenue growth and return on invested capital, the terms and conditions of the RSUs and PUs granted to the Company’s employees were substantially the same as prior grants, except with respect to Mr. Reese.  In contemplation of the anticipated transition to a new Chief Executive Officer, Mr. Reese’s RSUs will continue to vest over the three-year period, even if Mr. Reese is no longer employed by, or otherwise provides services to, the Company.  In addition, it is not a condition of Mr. Reese’s PUs that he be employed by, or otherwise provide services to, the Company at the end of the Performance Period or on the date of subsequent vesting in order for him to receive his PUs.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                                         Exhibits.

The Company hereby files the following exhibits:

10.1                                                   The Iron Mountain Companies Severance Plan. (Filed herewith)

10.2                                                   The Iron Mountain Companies Severance Plan Severance Program No. 1. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel

Dated: March 13, 2012